SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC.
                        405 Water Street
                          P.O. Box 5026
                 Port Huron, Michigan 48061-5026
                         (810) 987-2200



                                October 10, 1996




PERSONAL AND CONFIDENTIAL

William L. Johnson
2645 Whitney Place
Fort Gratiot, Michigan  48059

Dear Bill,

In accordance with the terms of Paragraph 3 of my April 29, 1996 letter to you on behalf of the Board of Directors (the "Board"), Southeastern Michigan Gas Enterprises, Inc. (the "Company") is pleased to grant to you the option (the "Option") to purchase shares of the Company's common stock ("Common Stock") in such amounts and at such times and such prices as are below set forth:

ACCUMULATED
 NUMBER OF      PURCHASE PRICE     EXERCISE         EXPIRATION
  SHARES           PER SHARE         DATE              DATE
  15,000            $16.50        May 1, 1999     April 30, 2006

This grant is subject to the following terms and conditions:

1. The Option. This Option is awarded as a non-qualified stock option ("Non-Qualified Stock Option") and is not an "Incentive
Stock Option" pursuant to Section 422 of the Internal Revenue
Code of 1986, as amended (the "Code").

2. The Option Term. Your right to exercise the Option in whole or in part shall first accrue upon the applicable Exercise Date above provided (the "Exercise Date"), and shall continue until April 30, 2006 (the "Expiration Date"), unless the Option is earlier terminated under the terms of paragraph 9 below.

3. Conditions Precedent to Exercise of Option. Your right to exercise the Option in whole or in part is subject to satisfaction of the conditions precedent that you shall refrain from engaging in any activity that, in the opinion of the Compensation Committee (the "Committee") of the Board, is competitive with any activity of the Company or any of its affiliate subsidiaries (except that employment at the request of the Company with an entity in which the Company has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity that is competitive with any activity of the Company or any of its affiliated subsidiaries) and from otherwise acting, either prior to or after termination of employment, in any matter inimical or in any way contrary to the best interests of the Company and that you shall furnish to the Company such information with respect to the satisfaction of these conditions precedent as the Committee shall reasonably request.

4. Option and Related Shares Not Registered. Neither the Option nor the shares of Common Stock that may be issued upon exercise of the Option have been registered under the Securities Act of 1933 (the "Act"), the Michigan Uniform Securities Act, or any other state securities act, and may not be sold, transferred, or otherwise disposed of in the absence of an effective registration statement under the Act and any applicable state securities act, unless it is shown to the satisfaction of the Company that such registration is not required.

5. Option and Related Shares Restricted. You are the sole party in interest with respect to the Option and any shares of Common Stock issued upon exercise of the Option, and are acquiring the Option, and will acquire any shares of Common Stock issued upon exercise of the Option, as an investment and not with a view to offer publicly or distribute all or any part of the Option or shares of Common Stock issued upon exercise thereof. The Company may affix the following legend to any certificates representing shares of Common Stock that are issued upon exercise of the Option:

                             "LEGEND

The stock represented by this certificate has not been registered under the Securities Act of 1933, the Michigan Uniform Securities Act, or the securities laws of any other state, and may not be sold, assigned or transferred unless a Registration Statement under the Securities Act of 1933 and any applicable state securities act with respect to said stock shall then be in effect, or unless the availability of an exemption from registration shall be established to the satisfaction of the Company."

6. Exercise of the Option. The Option will be exercisable in whole or in part at any time after the applicable Exercise Date and before the applicable Expiration Date. Subject to the provisions of this Agreement, shares not purchased on the applicable Exercise Date shall accumulate and may be purchased at any time on or before the applicable Expiration Date. Except as provided in paragraph 9 below, the Option may not be exercised unless you are an employee of the Company or of a subsidiary at the time of exercise. During your lifetime, the Option may be exercised only by you or your guardian or legal representative.

7. Method of Exercise. Exercise of the Option shall be by written notice ("Notice") to the Secretary of the Committee at 405 Water Street, Port Huron, Michigan 48060. The date of exercise of this Option shall be the date upon which the Notice and payment are received by the Secretary of the Committee. The Notice shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised and shall be signed by the person or persons so exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 9 below, by any person or persons other than you, the Notice shall be accompanied by appropriate proof of the derivative right of such person or persons to exercise the Option on your behalf.

8. Payment and Delivery. The Option price shall be payable upon exercise of the Option (a) in cash or by personal check or bank draft, or (b) by surrender of full shares of Common Stock owned by you, in whole or in part (in combination with cash) payment of the Option price. Payment by surrender of shares of Common Stock, however, can be made only with the prior approval of and upon conditions established by the Committee. You may not purchase any shares under this Option by surrender of shares of Common Stock obtained pursuant to the exercise of an "Incentive Stock Option" unless the holding periods prescribed in Section 422(a)(1) of the Code for such shares surrendered has expired. Further, you may not use shares acquired under any Non-Qualified Stock Option for payment upon the exercise of this Option unless you have held such shares for at least one year. If payment is made in whole or in part in Common Stock, the fair market value of the Common Stock on the date of exercise shall be credited against the purchase price. Fair market value shall be the mean between the highest and lowest sale prices for the Common Stock reported on the NASDAQ National Market system for the date the Common Stock certificate is surrendered. Surrender of the shares of Common Stock shall be evidenced by delivery of certificate(s) representing such shares, endorsed or accompanied by appropriate stock powers, in the form specified by the Committee. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable. The Company shall deliver a certificate or certificates representing the shares of Common Stock as soon as practicable after the Notice of exercise is received by the Secretary of the Committee and payment has been tendered. The certificate(s) for the shares of Common Stock as to which the Option shall have been exercised shall be registered in your name and shall be delivered to you.

9. Exercise After Termination of Employment or Death. The provisions covering the exercise of this Option following termination of your employment are as follows:

          (a) If your employment is terminated either for cause or voluntarily by you without the consent of the Company, any Option held by you shall, to the extent not exercised, immediately terminate.

          (b) If your employment shall terminate with the consent of the Company or by retirement, to the extent that the Option was exercisable on the date of such termination of employment, the Option may be exercised only until the earlier of twelve (12) months after such termination or the original
Expiration Date of the Option.

          (c) If your employment shall terminate as a result of death or disability, your Non-Qualified Stock Option shall terminate upon the earlier of twelve (12) months from the date of such termination of employment or the original Expiration Date of the Option. In such circumstances, the Non-Qualified Stock Option may be exercised, to the extent exercisable, by your legal representative, by a properly designated beneficiary, or by you as the case may be.

10. Change of Control. Notwithstanding any other provisions to the contrary in this Agreement, in the event of a Change of Control (as defined in the Change of Control Employment Agreement between you and the Company also dated today), to the extent this Option has not been exercised, the Option then outstanding shall become immediately exercisable in full. If you exercise the Option, all shares of Common Stock due to you because of your exercise of the Option shall be distributed to you as soon as practicable within sixty (60) days after the date of the Change of Control. In any event, this Option will continue and may be exercised at any time prior to the Expiration Date of the Option following a Change of Control.

11. Adjustments. If there shall be any change in the Common Stock underlying this Option, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and corrections shall be made within sixty (60) days by the Committee (or if the Company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) in the number and kind of shares and the price per share subject to the Option.

12. Non-Transferability. The Option shall not be subject to execution, attachment or similar process, and may not be assigned, transferred, pledged, or hypothecated in any way except by will or the applicable laws of descent and distribution. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions of this Agreement, or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

13. Rights as Stockholder. You shall not for any purpose be deemed to be, or to have rights as, as stockholder of the Company with respect to the shares covered by the Option until you exercise the Option.

14. Consents and Compliance. The obligation of the Company to sell and deliver shares under this Agreement is specifically subject to (a) the obtaining of such consents and approvals as required by public authorities, and (b) the satisfaction of the Committee as to compliance with all other applicable legal requirements.

15. Continued Employment. This Agreement shall not be construed as giving you any right to be retained in the employ of the Company or any subsidiary or restricting the right of the Company or any subsidiary to terminate your employment.

16. Governance of Agreement and Committee. You hereby agree that: (a) you will comply with and be bound by all of the terms and conditions contained in this Agreement; (b) any dispute or disagreement arising under or as a result of this Agreement shall be determined by the Committee in the Committee's sole discretion and judgment; and (c) any determination, interpretation or other action taken by the Committee pursuant to the provisions of this Agreement shall be binding and conclusive for all purposes.

17. Governing Law. This Agreement and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Michigan and construed in accordance therewith.

                    SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC.


                    By Frank G. Andreoni
                       Chairman of the Board

Accepted:

William L. Johnson